NEWS RELEASE

The Progressive Corporation	Company Contact:
6300 Wilson Mills Road	Matt Downing
Mayfield Village, Ohio 44143	(440) 395-4222
http://www.progressive.com

PROGRESSIVE ANNOUNCES CLARIFICATION TO A STATEMENT ON
INVESTOR RELATIONS CONFERENCE CALL

MAYFIELD VILLAGE, OHIO – February 28, 2014 – The Progressive Corporation would like to clarify a statement made during the company’s previously publicized conference call held earlier today.

Glenn M. Renwick, the CEO of the company made the following statement regarding growth in the company’s personal auto business:

“But it's fair to say that based on observing the business day in and day out as we do, our new business applications in our agency channel -- and I will just go the second half of February, the first half of February had some strange weather conditions which caused presumably businesses to be not exactly on their regular schedule. But second half of February we're seeing high single-digit rate of growth in new business applications in our agency channels. We are pretty happy with that. And on the direct side we are actually seeing very strong growth and high double-digit growth of new applications.”

In the last sentence, Mr. Renwick intended to communicate that the new application growth in the Direct channel was in the high teens, not the high double-digits.

About Progressive
The Progressive Group of Insurance Companies makes it easy to understand, buy, and use auto insurance. Progressive offers choices so consumers can reach it whenever, wherever, and however it’s most convenient—online at
http://www.progressive.com, by phone at 1-800-PROGRESSIVE, on a mobile device or in-person with a local agent.

Progressive offers insurance for personal and commercial autos and trucks, motorcycles, boats, recreational vehicles, and homes. It’s the fourth largest auto insurer in the country, the largest seller of motorcycle insurance, and a leader in commercial auto insurance. Progressive also offers car insurance online in Australia at http://www.progressiveonline.com.au.

Founded in 1937, Progressive continues its long history of offering shopping tools and services that save customers time and money, like Name Your Price®, the Snapshot Discount®, and a concierge level of claims service.

The Common Shares of The Progressive Corporation, the Mayfield Village, Ohio-based holding company, trade publicly at NYSE:PGR.